As filed with the Securities and Exchange Commission on November 21, 2007
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LIVEPERSON, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-386628
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
462 Seventh Avenue, 3rd Floor, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

KASAMBA INC.
2003 ISRAELI SHARE OPTION PLAN
(Full Title of the Plans)

Monica L. Greenberg, Esq.
Senior Vice President and General Counsel
LivePerson, Inc.
462 Seventh Avenue, 3rdh Floor
New York, NY 10018
(Name and Address of Agent For Service)
(212) 609-4200
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	623,825 shares	$5.35(2)	$3,337,464 (2)	$105

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Kasamba Inc. 2003 Israeli Share Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock on November 20, 2007.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register shares of common stock of LivePerson, Inc. (the “Registrant”) issuable pursuant to the Kasamba Inc. 2003 Israeli Share Option Plan (the “Plan”). On October 3, 2007, a subsidiary of the Registrant completed a merger with Kasamba Inc. (“Kasamba”) on the terms and conditions set forth in the Agreement and Plan of Merger, dated as of June 25, 2007, by and among the Registrant, Kato MergerCo, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Registrant, Kasamba and Yoav Leibovich, as the stockholders’ representative (the “Merger Agreement”). Pursuant to the merger, Kasamba became an indirect wholly-owned subsidiary of the Registrant and the Registrant assumed all of the outstanding options to purchase shares of Kasamba common stock issued under the Plan. As of the effective time of the merger, these options were converted automatically into options to purchase an aggregate of 623,825 shares of the Registrant’s common stock based on a formula provided in the Merger Agreement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the registrant’s Registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation in effect as of the date hereof (the “Certificate”) provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the “DGCL”), the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for any breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall, to the fullest extent permitted by the DGCL, fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer or trustee of or, in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such person in connection with such action, suit or proceeding and any appeal therefrom.

The Registrant has also entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Certificate. The Registrant believes that these agreements are necessary to attract and retain qualified directors and executive officers.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 21st day of November, 2007.

LIVEPERSON, INC.

By:	/s/ Robert P. LoCascio
Name Robert P. LoCascio
Title Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of LivePerson, Inc., hereby severally constitute and appoint Robert P. LoCascio, Timothy E. Bixby and Monica L. Greenberg, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable LivePerson, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

Chairman of the Board
/s/ Robert P. LoCascio	and Chief Executive Officer
Robert P. LoCascio	(principal executive officer)	November 21, 2007

President, Chief Financial Officer
/s/ Timothy E. Bixby	and Director
Timothy E. Bixby	(principal financial and accounting officer)	November 21, 2007

/s/ Kevin C. Lavan
Kevin C. Lavan	Director	November 21, 2007

/s/ William G. Wesemann
William G. Wesemann	Director	November 21, 2007

INDEX TO EXHIBITS

Number	Description
4.1
Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to LivePerson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and filed March 30, 2001 (the “2000 Form 10-K”))

4.2	Second Amended and Restated Bylaws, as amended (incorporated by reference to Exhibit 3.2 to the 2000 Form 10-K)
5.1	Opinion and Consent of Wilmer Cutler Pickering Hale and Dorr LLP.
23.1	Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm.
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1)
24	Power of Attorney (included on the signature page of this registration statement)
99.1	Kasamba Inc. 2003 Israeli Share Option Plan.